Exhibit 99.1
For Immediate Release
Date: October 24, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530
Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended September 30, 2007
PITTSFIELD, MASSACHUSETTS (October 24, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported net income of $520,000, or $0.06 per diluted share for the quarter ended September 30, 2007, which represents a decrease of $783,000, or 60.1% from net income of $1.3 million in the third quarter of 2006. Year to date, the Company has generated net income of $1.7 million, or $0.19 per diluted share, a decrease of $1.7 million, or 48.8% from the first nine months of 2006. The decrease in net income in both periods is primarily a result of an increase in non-interest expenses as described below. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.11 and $13.80, respectively, at September 30, 2007.
J. Williar Dunlaevy, Chief Executive Officer, commented “During the third quarter of 2007, we continued our record of consistent loan and asset growth, although it was more modest than in previous quarters, tempered by a modest decline in total deposits. In our efforts to mitigate the pressure on the net interest margin, we have been disciplined in our deposit pricing and that very likely is a factor in the modest reduction in deposits. The positive impact of that is that our margin held steady at 3.00% as compared to the previous quarter. At the same time, we are continuing to see growth in our relationship banking products which we believe to be key to improving long term customer profitability. Asset quality measures continue to be excellent, and we have no sub-prime credit exposure.
We were pleased to report in recent weeks that we have received the required regulatory approvals from Massachusetts, New York, and the FDIC in connection with our acquisition five branch offices in New York. The teams working on that transaction from both banks are doing excellent work and are on schedule for the December 7th closing date. This will be a good transaction for everyone involved and we look forward to those customers and employees joining Legacy. This New York acquisition compliments our existing lending in eastern New York. It also enables us to expand further in New York and our team is already exploring other locations on a very selective basis.”

The Company’s balance sheet increased by $50.1 million, or 6.2%, from $808.3 million at December 31, 2006 to $858.4 million at September 30, 2007. Within the overall asset growth, the gross loan portfolio, excluding loans held for sale, increased by $51.6 million, or 8.9% in the first nine months of 2007. Year to date growth included an increase in residential mortgage balances of $22.0 million, or 6.8% to $347.4 million, and an increase in commercial real estate and other commercial loans of $25.5 million, or 13.1% to $219.4 million. The investment portfolio has decreased by $16.7 million or 9.5%, while cash and cash equivalents increased $2.5 million, or 11.4% at September 30, 2007 as compared to the prior year end. Cash flow from securities was utilized to partially fund loan growth, the purchase of $9.9 million of new Bank Owned Life Insurance, as well as the repurchase of common shares as described below.
Deposits increased by $22.6 million, or 4.4%, to $540.8 million, primarily in certificate of deposits (CDs), relationship savings and certain money market accounts. Deposit growth was driven by CD specials and new customer relationships related to the branch openings in Great Barrington and North Adams, Massachusetts. Advances from the Federal Home Loan Bank of Boston (FHLBB) have increased by $41.1 million or 32.3% at September 30, 2007 as compared to the end of 2006. This increase has been due to the Bank taking advantage of some lower cost FHLBB specials, as well as the borrowing of very short term funds to partially fund loan growth. These shorter term borrowings have a maturity schedule established in anticipation of the inflow of deposits as a result of the pending acquisition of five branches in New York State from First Niagara Bank, expected to close on December 7, 2007.
Our efforts to repurchase stock have led to an overall decrease in stockholders’ equity of $12.7 million as of the end of the third quarter of 2007. Legacy purchased 412,344 shares of Company stock at an average price of $16.15 per share in the first quarter of 2007 in order to fund the restricted stock portion of the 2006 Equity Incentive Plan. Additionally the Company purchased 515,430 shares at an average price of $14.62 during the second and third quarters of 2007 as part of a stock repurchase program announced in April and completed in August 2007. More recently the Company purchased 144,500 shares at an average price of $14.03 during the third quarter of 2007 as part of a stock repurchase program announced in August 2007. Total equity was positively impacted by a contribution of $1.7 million from net income and the amortization of unearned compensation. These increases to equity were offset somewhat by the declaration of a $0.04 per share dividend in each of the first three quarters of 2007.
Asset quality remains strong at the close of the third quarter, with non-performing assets as a percentage of total assets at 0.13%. The provision for loan losses increased by $255,000, or 268.4% in the third quarter of 2007 and by $353,000 or 144.1% for the full nine months as compared to the same periods in 2006. This increase was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as loan recoveries in 2006 which resulted in a provision credit in the third quarter of 2006. The allowance for loan losses to total loans stood at 0.81% at both September 30, 2007 and 2006, as compared to 0.80% at December 31, 2006.
The Company’s net interest income increased by $109,000, or 1.9% in the third quarter of 2007 as compared to the same period in 2006, and by $7,000, or 0.04% year to date as compared to the first nine months of 2006. The net interest margin (“NIM”) was 3.00% for the three months ended September 30, 2007, the same as it was in the second quarter of 2007, but a decrease of 11 basis points from the third quarter of 2006. Year to date the NIM was 3.05% which represents a decrease of 15 basis points from the same period of 2006. Both the yield curve and the deposit specials related to the new branch openings have resulted in some NIM pressure.
Non-interest income for the quarter totaled $1.5 million, an increase of $369,000, or 32.7% compared to the third quarter of 2006 due to increases in income from bank owned life insurance and net gains on the sale of securities. Additionally, portfolio management fees increased $53,000, or 22.1%. Year to date, non-interest income has increased by $1.1 million, or 34.6% as compared to the first nine months of 2006 for the same reasons, as well as an increase in customer service fees of $354,000, or 17.8% due mainly to prepayment fees received in 2007 on certain commercial loans.
Operating expenses increased by $1.5 million, or 29.8% for the third quarter of 2007 as compared to the same period of 2006, and by $3.5 million, or 22.3% year to date. Expenses increased primarily in the salaries and benefit categories which increased by $1.1 million, or 39.3% in the third quarter and by $2.9 million, or 33.7% year to date as compared to the same prior year periods. Salary and benefit increases are related to new branch and lending personnel, as well as amortization expense of $626,000 in the third quarter and $1.9 million year to date related to the 2006 Equity Incentive Plan approved by shareholders in November 2006. The 2007 opening of the two branch locations has and will continue to increase operating expenses in the near-term. The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of effect of non-core adjustments) increased to 89.2% from 71.7% in the year earlier period primarily due to the increase in operating expenses and pressure on the net interest margin as outlined above. Year to date the core efficiency ratio has increased to 87.3% in 2007 from 73.9% in the first nine months of 2006.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday, October 25, 2007. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning October 25, 2007 at 6:00 p.m. (Eastern Time) through November 2, 2007 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #257456 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Cash and due from banks	$11,090	$10,442
Short-term investments	13,023	11,202

Cash and cash equivalents	24,113	21,644

Securities and other investments	159,432	176,132
Loans held for sale	—	—
Loans, net of allowance for loan losses of $5,158 in 2007 and $4,677 in 2006	630,395	578,802
Premises and equipment, net	17,405	15,416
Accrued interest receivable	3,997	3,552
Goodwill, net	3,085	3,085
Net deferred tax asset	4,564	4,474
Bank-owned life insurance	14,601	4,424
Other assets	828	789

	$858,420	$808,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$540,856	$518,248
Securities sold under agreements to repurchase	3,270	5,575
Federal Home Loan Bank advances	168,574	127,438
Mortgagors’ escrow accounts	1,116	944
Accrued expenses and other liabilities	7,318	6,116

Total liabilities	721,134	658,321

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at September 30, 2007 and December 31, 2006; 9,582,826 outstanding at September 30, 2007, and 10,308,600 outstanding at December 31, 2006)	103	103
Additional paid-in-capital	101,653	106,094
Unearned Compensation — ESOP	(8,970)	(9,519)
Unearned Compensation — Equity Incentive Plan	(4,569)	(5,375)
Retained earnings	59,481	58,863
Accumulated other comprehensive income (loss)	229	(169)
Treasury stock, at cost (725,774 shares at September 30, 2007 and no shares at December 31, 2006)	(10,641)	—

Total stockholders’ equity	137,286	149,997

	$858,420	$808,318

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$10,321	$9,235	$29,861	$26,609
Securities:
Taxable	2,039	1,865	6,109	5,424
Tax-Exempt	64	62	196	177
Short-term investments	120	85	413	296

Total interest and dividend income	12,544	11,247	36,579	32,506

Interest expense:
Deposits	4,692	3,737	13,337	9,706
Federal Home Loan Bank advances	1,863	1,629	5,253	4,812
Other borrowed funds	30	31	93	99

Total interest expense	6,585	5,397	18,683	14,617

Net interest income	5,959	5,850	17,896	17,889
Provision for loan losses	160	(95)	598	245

Net interest income after provision for loan losses	5,799	5,945	17,298	17,644

Non-interest income:
Customer service fees	700	686	2,348	1,994
Portfolio management fees	293	240	856	739
Income from bank owned life insurance	192	89	314	142
Insurance, annuities and mutual fund fees	61	58	169	122
Gain on sales of securities, net	166	(14)	559	152
Gain on sales of loans, net	74	58	172	124
Miscellaneous	11	11	31	32

Total non-interest income	1,497	1,128	4,449	3,305

Non-interest expenses:
Salaries and employee benefits	4,018	2,885	11,590	8,670
Occupancy and equipment	723	613	2,137	1,886
Data processing	639	501	1,673	1,471
Professional fees	230	335	749	1,101
Advertising	176	165	620	553
Other general and administrative	720	512	2,258	1,873

Total non-interest expenses	6,506	5,011	19,027	15,554

Income before income taxes	790	2,062	2,720	5,395
Provision for income taxes	270	759	982	1,998

Net income	$520	$1,303	$1,738	$3,397

Earnings per share
Basic	$0.06	$0.14	$0.19	$0.36
Diluted	$0.06	$0.14	$0.19	$0.36
Weighted average shares outstanding
Basic	8,724,814	9,566,530	9,021,472	9,552,888
Diluted	8,741,902	9,566,530	9,043,883	9,552,888

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months		Nine months ended
	ended September 30,		September 30,
	2007	2006	2007	2006
Financial Highlights:
Net interest income	$5,959	$5,850	$17,896	$17,889
Net income	520	1,303	1,738	3,397
Per share data:
Earnings — basic	0.06	0.14	0.19	0.36
Earnings — diluted	0.06	0.14	0.19	0.36
Dividends declared	0.04	0.03	0.12	0.09
Book value per share — end of period	14.11	14.51	14.11	14.51
Tangible book value per share — end of period	13.80	14.21	13.80	14.21

Ratios and Other Information:
Return on average assets	0.25%	0.66%	0.28%	0.57%
Return on average equity	1.49%	3.56%	1.60%	3.10%
Net interest rate spread (1)	2.26%	2.32%	2.28%	2.48%
Net interest margin (2)	3.00%	3.11%	3.05%	3.20%
Efficiency ratio (3)	89.2%	71.7%	87.3%	73.9%
Average interest-earning assets to average interest-bearing liabilities	122.29%	127.45%	124.25%	127.55%

At period end:
Stockholders’ equity	$137,286	$149,594
Total assets	858,420	805,417
Equity to total assets	16.0%	18.6%
Non-performing assets to total assets	0.13%	0.08%
Non-performing loans to total loans	0.17%	0.11%
Allowance for loan losses to non-performing loans	469.34%	749.36%
Allowance for loan losses to total loans	0.81%	0.81%
Number of full service offices	11	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$622,526	$10,321	6.63%	$572,365	$9,235	6.45%
Investment securities	161,879	2,103	5.20%	174,439	1,927	4.42%
Short-term investments	9,649	120	4.97%	6,455	85	5.27%

Total interest-earning assets	794,054	12,544	6.32%	753,259	11,247	5.97%
Non-interest-earning assets	52,734			41,496

Total assets	$846,788			$794,755

Interest-bearing liabilities:
Savings deposits	$45,564	51	0.45%	$56,515	62	0.44%
Relationship Savings	105,654	1,028	3.89%	80,499	856	4.25%
Money market	58,307	571	3.92%	52,133	421	3.23%
NOW accounts	35,082	58	0.66%	37,220	36	0.39%
Certificates of deposits	245,401	2,984	4.86%	219,435	2,362	4.31%

Total interest-bearing deposits	490,008	4,692	3.83%	445,802	3,737	3.35%
Borrowed Funds	159,315	1,893	4.75%	145,218	1,660	4.57%

Total interest-bearing liabilities	649,323	6,585	4.06%	591,020	5,397	3.65%
Non-interest-bearing liabilities	57,376			57,262

Total liabilities	706,699			648,282
Equity	140,089			146,473

Total liabilities and equity	$846,788			$794,755

Net interest income		$5,959			$5,850

Net interest rate spread (3)			2.26%			2.32%
Net interest-earning assets (4)	$144,731			$162,239

Net interest margin (5)			3.00%			3.11%
Average interest-earning assets to interest-bearing liabilities			122.29%			127.45%

(1)	Yields and rates for the three months ended September 30, 2007 and 2006 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended September 30, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$604,706	$29,861	6.58%	$561,975	$26,609	6.31%
Investment securities	165,529	6,305	5.08%	175,121	5,601	4.26%
Short-term investments	11,120	413	4.95%	8,199	296	4.81%

Total interest-earning assets	781,355	36,579	6.24%	745,295	32,506	5.82%
Non-interest-earning assets	48,303			41,041

Total assets	$829,658			$786,336

Interest-bearing liabilities:
Savings deposits	$47,401	155	0.44%	$58,341	191	0.44%
Relationship Savings	100,466	3,020	4.01%	74,426	2,032	3.64%
Money market	54,395	1,492	3.66%	52,865	1,109	2.80%
NOW accounts	35,546	171	0.64%	38,159	80	0.28%
Certificates of deposits	238,669	8,499	4.75%	210,957	6,294	3.98%

Total interest-bearing deposits	476,477	13,337	3.73%	434,748	9,706	2.98%
Borrowed Funds	152,396	5,346	4.68%	149,577	4,911	4.38%

Total interest-bearing liabilities	628,873	18,683	3.96%	584,325	14,617	3.34%
Non-interest-bearing liabilities	56,529			56,086

Total liabilities	685,402			640,411
Equity	144,256			145,925

Total liabilities and equity	$829,658			$786,336

Net interest income		$17,896			$17,889

Net interest rate spread (3)			2.28%			2.48%
Net interest-earning assets (4)	$152,482			$160,970

Net interest margin (5)			3.05%			3.20%
Average interest-earning assets to interest-bearing liabilities			124.25%			127.55%

(1)	Yields and rates for the nine months ended September 30, 2007 and 2006 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the nine months ended September 30, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net Income (GAAP)	$520	$1,303	$1,738	$3,397
Less: (Gain) loss on sale of securities, net	(166)	14	(559)	(152)
Adjustment: Income taxes	57	(5)	202	56

Net Income (Core)	$411	$1,312	$1,381	$3,301

Efficiency Ratio (As Reported)	89.2%	71.7%	87.3%	73.9%
Effect of gain on sale of securities, net	—	—	—	—

Efficiency Ratio (Core)	89.2%	71.7%	87.3%	73.9%